                                                                    EXHIBIT 11.1
                                                                    ------------

              STATEMENT DETAILING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------

         For the year ended July 31, 2001
            per audited Financial Statements:

            - net income (loss)                                     ($8,522,676)
                                                                     ----------

         Weighted Average Number of Shares              12,079,359
         Outstanding Calculated as follows              ==========

           NUMBER OF SHARES           WEIGHT          WEIGHTED AVERAGE
                                                      NUMBER OF SHARES
               9,627,145               0.09                844,024
               9,690,000               0.08                796,438
               9,729,120               0.02                159,931
               9,867,813               0.03                324,421
               9,883,813               0.04                352,026
               9,917,394               0.02                163,026
              10,087,785               0.03                276,378
              10,229,427               0.01                140,129
              12,229,427               0.02                201,032
              13,129,427               0.03                359,710
              13,137,427               0.10              1,367,732
              13,137,427               0.30              3,887,239
              13,153,427               0.24              3,207,274
              ----------               ----              ---------
                                                        12,079,349

         Income (Loss) Per Share                                        ($0.706)

         For the year ended July 31, 2000
            per audited Financial Statements:

            - net income (loss)                                     ($2,866,970)
                                                                     ----------

         Weighted Average Number of Shares
         Outstanding Calculated as follows:              8,919,211
                                                         =========

           NUMBER OF SHARES           WEIGHT          WEIGHTED AVERAGE
                                                      NUMBER OF SHARES
              8,528,206                 .28              2,387,898
              8,968,206                 .30              2,690,462
              8,982,206                 .04                359,288
              9,022,206                 .01                 90,222
              9,024,206                 .18              1,624,357
              9,339,995                 .18              1,681,199
              9,363,995                 .01                 85,785
                                                         ---------
                                                         8,919,211

         Income (Loss) Per Share                                        ($0.321)